Exhibit 99.2

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               ADVANCED TECHNOLOGIES GROUP ACQUIRES MOVEIDIOT.COM
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Red Bank,  NJ -- 7/21/09 - Advanced  Technologies  Group,  Ltd  (OTCBB:  AVGG) a
software development company, announced the acquisition of MoveIdiot.com, a privately held asset- of Dan Khasis LLC., a California based company. The asset MoveIdiot.com consists of the software platform as well as all intellectual
property  rights  in  connection  therewith.   MoveIdiot.com  is  a  pioneer  in
developing of a software program that lets people take the hassle out of moving, by helping users keep track of what they're moving.

Alex Stelmak,  CEO of Advanced  Technologies Group,  stated, "The acquisition of
MoveIdiot.com   is  an   important   part  of  Advanced   Technologies   Group's
newly-developed strategy to rapidly expand our product offerings".

According to the US Census Bureau, in the United States alone, 40 million individuals are on the move each year. That's about 14% percent of the entire US population annually. People between the ages of 18-34, with a maximum concentration of individuals in their mid-twenties do the most moving. This age group is also the most technologically sophisticated. Additionally, businesses are not included in the 40 million count, and businesses usually have significantly more items to relocate than families or individuals. Just to keep track of all belongings is a major challenge.

"Our strategy is to leap forward with an aggressive global marketing campaign which will be implemented in the months to come. We believe MoveIdiot.com represents a ground-breaking solution for the moving industry worldwide and a smart and timely answer for millions of people and businesses that are planning to relocate", continued Mr. Stelmak.

MoveIdiot.com enables individuals and businesses to take the hassle out of moving, by helping users keep track of their entire belongings. Users can now manage their possessions online and print automatically generated labels that are sealable. This assures that the package contents haven't been tampered with. Users also get an automatically generated checklist of all their belongings, can print individual labels for each item as well as check it off as it arrives at the new location. This service will be offered free of charge and Advanced Technologies Group, Ltd expects to generate revenues from ad placements on the website.

Visit www.moveidiot.com for additional information.

STATEMENTS IN THIS PRESS RELEASE THAT RELATE TO FUTURE RESULTS AND EVENTS (INCLUDING STATEMENTS ABOUT THE EXPECTED BENEFITS OF THE MOVEIDIOT.COM ACQUISITION) ARE FORWARD-LOOKING STATEMENTS BASED ON ADVANCED TECHNOLOGIES GROUP CURRENT EXPECTATIONS. ACTUAL RESULTS AND EVENTS IN FUTURE PERIODS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THESE FORWARD-LOOKING STATEMENTS BECAUSE OF A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING: WHETHER THE MOVEIDIOT.COM ACQUISITION ULTIMATELY PROVES SUCCESSFUL; THE IMPACT OF GENERAL ECONOMIC, BUSINESS AND INDUSTRY CONDITIONS; OUR ABILITY TO IMPLEMENT A MAJOR MARKETING CAMPAIGN; OUR ABILITY TO EFFECTIVELY MANAGE PRODUCT TRANSITIONS; AND THE SUCCESS OF MONEY GENERATED FROM ADVERTISEMENT AGREEMENTS.

Contact:
Investor Relations
Andrew Barwicki
516-662-9461 / andrew@barwicki.com


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